Thompson Investment Management, Inc.

918 Deming Way

Madison, Wisconsin 53717

October 23, 2012

Thompson IM Funds, Inc.
918 Deming Way
Madison, Wisconsin 53717
Attn: Board of Directors

Re:	Expense Reimbursement and Fee Waiver Commitment

Ladies and Gentlemen:

This is to confirm the commitment of Thompson Investment Management, Inc., as investment adviser to the Thompson MidCap Fund, to waive fees and/or reimburse expenses from April 1, 2013 through March 31, 2014 so that the annual operating expenses of the MidCap Fund do not exceed 1.30% of average daily net assets.

Very truly yours,

Thompson Investment Management, Inc.

By: /s/ John W. Thompson

Title:	President